Exhibit 10.2

AMENDMENT NO. 2 TO REVOLVING CREDIT AGREEMENT

This Amendment No. 2 to Revolving Credit Agreement (“Amendment”) dated as of June 4, 2010, by and among the financial institutions signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), Arranger, Syndication Agent and Documentation Agent, and Software Brokers of America, Inc. (“Borrower”).

RECITALS

A. Borrower, Agent and Lenders entered into that certain Revolving Credit Agreement dated as of December 22, 2009, as previously amended (“Agreement”).

B. The parties desire to amend the Agreement as set forth below.

NOW, THEREFORE, the parties agree that the Agreement is amended as follows:

1. Borrower has requested that the Revolving Credit Aggregate Commitment be increased by $10,000,000 (the maximum Revolving Credit Optional Increase permitted under Section 2.13) to Thirty Million Dollars ($30,000,000) in accordance with the terms and conditions of Section 2.13 of the Agreement. On the Second Amendment Effective Date, Borrower shall execute and deliver to Comerica Bank a renewal and replacement Revolving Credit Note in the principal amount of $30,000,000, which reflects Comerica Bank’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment after giving effect to the increase in the Revolving Credit Commitment to $30,000,000 in accordance with Section 2.13 of the Agreement.

2. On the Second Amendment Effective Date, the following definitions are added to Section 1.1 of the Agreement:

‘Foreign Exchange Reserve’ shall mean as of any date of determination a reserve in an amount determined by Agent, based on Agent’s customary practices, for liabilities of Borrower to Agent or any Lender arising under Hedging Agreements related to foreign exchange transactions.”

“’Intcomex IPO’ shall mean any underwritten public offering of the capital interests of the Intcomex pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144A, Regulation S and/or another exemption under the Securities Act, which offering generates at least US$50,000,000.00 in gross proceeds to Intcomex and which proceeds are used for the reduction of the outstanding Intcomex Notes.”

3. On the Second Amendment Effective Date, the following definitions set forth in Section 1.1 of the Agreement shall be amended to read as follows:

“’Applicable Margin’ initially shall mean shall mean three percent (3.0%). Upon successful completion of the Intcomex IPO and provided that no Default or Event of Default shall have occurred and be continuing, “Applicable Margin” thereafter shall mean two and three quarters percent (2.75%).”

“’Applicable Measuring Period’ shall mean (a) as used in the definition of “Consolidated Fixed Charge Coverage Ratio”, (i) through and including the fiscal quarter ending December 31, 2010, the period of time commencing on January 1, 2010 through and including the last day of the applicable fiscal quarter, and (ii) thereafter, the period of four consecutive fiscal quarters ending on the last day of the applicable fiscal quarter, and (b) for purposes of calculating the minimum Consolidated Net Income under Section 7.9(c), the period of four consecutive fiscal quarters ending on the last day of the applicable fiscal quarter.”

“’Borrowing Base’ shall mean, as of any date of determination thereof, an amount equal to the sum of (i) Eighty Five percent (85%) of Eligible Accounts, plus (ii) Eighty Five percent (85%) of Eligible Insured Foreign Accounts, plus (iii) the lesser of (a) Sixty percent (60%) of Eligible Inventory and (b) $16,000,000, plus (iv) the lesser of (a) Ninety percent (90%) of Eligible Standby Letters of Credit and (b) $3,000,000; provided that (x) the Borrowing Base shall be determined on the basis of the most current Borrowing Base Certificate required or permitted to be submitted hereunder, and (y) the amount determined as the Borrowing Base shall be subject to, without duplication, any reserves for contras/offsets, drop ship receivables, inventory-in-transit, potential offsets due to customer deposits, discount arrangements, chargebacks, disputed accounts (or potential chargebacks or disputed accounts), and such other reserves as reasonably established by the Agent, at the direction or with the concurrence of the Majority Revolving Lenders from time to time, including, without limitation any reserves or other adjustments established by Agent or the Majority Lenders on the basis of any subsequent collateral audits conducted hereunder, all in accordance with ordinary and customary asset-based lending standards, as reasonably determined by Agent and the Majority Lenders.”

“Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the Applicable Margin plus the greater of: (i) two percent (2.0%) per annum (unless Intcomex has successfully completed the Intcomex IPO, in which case one percent (1.0%)), or (ii) the quotient of the following:

(a) for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Agent, or, in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the principal amount outstanding hereunder and for a period of one (1) month;

divided by

(b) 1.00 minus the maximum rate (expressed as a decimal) on such day at which Agent is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.”

“’Revolving Credit Aggregate Commitment’ shall mean Thirty Million Dollars ($30,000,000), subject to reduction or termination under Section 2.11 or 9.2 hereof.”

4.	Section 2.2(c) of the Agreement is amended to read as follows:

“(c)	on the proposed date of such Revolving Credit Advance:

(1) the sum of (x) the aggregate principal amount of all Revolving Credit Advances and Swing Line Advances outstanding on such date (including, without duplication, the Advances that are deemed to be disbursed by Agent under Section 3.6(c) hereof in respect of the Reimbursement Obligations hereunder), plus (y) the Letter of Credit Obligations as of such date, plus (z) the Foreign A/R Insurance Reserve, in each case after giving effect to all outstanding requests for Revolving Credit Advances, and Swing Line Advances and for the issuance of any Letters of Credit, shall not exceed the then applicable Borrowing Base, and

(2) the sum of (w) the aggregate principal amount of all Revolving Credit Advances and Swing Line Advances outstanding on such date (including, without duplication, the Advances that are deemed to be disbursed by Agent under Section 3.6(c) hereof in respect of the Reimbursement Obligations hereunder), plus (x) the Letter of Credit Obligations as of such date, plus (y) the Foreign A/R Insurance Reserve, plus (z) the Foreign Exchange Reserve, in each case after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and for the issuance of any Letters of Credit, shall not exceed the Revolving Credit Aggregate Commitment;”

5.	Section 2.5(c)(iii) of the Agreement is amended to read as follows:

“(c) on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and Letters of Credit requested by the Borrower on such date of determination (including, without duplication, Advances that are deemed disbursed pursuant to Section 3.6(c) hereof in respect of the Reimbursement Obligations hereunder), (1) the sum of (x) the aggregate principal amount of all Revolving Credit Advances and the Swing Line Advances outstanding on such date plus (y) the Letter of

Credit Obligations on such date plus (z) the Foreign A/R Insurance Reserve shall not exceed the then applicable Borrowing Base; and (2) the sum of (w) the aggregate principal amount of all Revolving Credit Advances and Swing Line Advances outstanding on such date, plus (x) the Letter of Credit Obligations as of such date, plus (y) the Foreign A/R Insurance Reserve, plus (z) the Foreign Exchange Reserve, in each case after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and for the issuance of any Letters of Credit, shall not exceed the Revolving Credit Aggregate Commitment;”

6.	Section 2.10 of the Agreement is amended to read as follows:

“2.10 Mandatory Repayment of Revolving Credit Advances. If at any time and for any reason (A) the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances, plus the outstanding Letter of Credit Obligations, plus the Foreign A/R Insurance Reserve, shall exceed the then applicable Borrowing Base, or (B) the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances, plus the outstanding Letter of Credit Obligations, plus the Foreign A/R Insurance Reserve, plus the Foreign Exchange Reserve shall exceed the Revolving Credit Aggregate Commitment, Borrower shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, repay any Revolving Credit Advances and Swing Line Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining excess, with such amounts to be applied between the Revolving Credit Advances and Swing Line Advances as determined by the Agent and then, to the extent that any excess remains after payment in full of all Revolving Credit Advances and Swing Line Advances, to provide cash collateral in support of any Letter of Credit Obligations in an amount equal to the lesser of (x) 105% of the amount of such Letter of Credit Obligations and (y) the amount of such remaining excess, with such cash collateral to be provided on the basis set forth in Section 9.2 hereof. Any payments made pursuant to this Section shall be applied first to outstanding Advances under the Revolving Credit, next to Swing Line Advances.

7.	Section 3.2(a) of the Agreement is amended to read as follows:

“(a)(i) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations do not exceed the Letter of Credit Maximum Amount; (ii) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations on such date plus the aggregate amount of all Revolving Credit Advances and Swing Line Advances (including all Advances deemed disbursed by Agent under Section 3.6(c) hereof in respect of the Reimbursement Obligations) hereunder requested or outstanding on such date, plus the Foreign A/R Insurance Reserve do not exceed the then applicable Borrowing Base; and (iii) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations on such date plus the aggregate amount of all Revolving Credit Advances and Swing Line Advances (including all Advances deemed disbursed by Agent under Section 3.6(c) hereof in respect of the Reimbursement Obligations) hereunder requested or outstanding on such date, plus the Foreign A/R Insurance Reserve, plus the Foreign Exchange Reserve do not exceed the Revolving Credit Aggregate Commitment;”

8.	Section 7.2 of the Agreement is amended to read as follows:

“(b) A Borrowing Base Certificate executed by a Responsible Officer of the Borrower, on the first and fifteenth day of each month (or, if such day is not a Business Day, on the next Business Day thereafter), or more frequently as reasonably requested by the Agent or the Majority Lenders; provided, however, after successful completion of the Intcomex IPO, such Borrowing Base Certificates shall be furnished on the first day of each month (or, if such day is not a Business Day, on the next Business Day thereafter), or more frequently as reasonably requested by the Agent or the Majority Lenders;”

9.	Section 7.6 of the Agreement is amended to read as follows:

“7.6. Inspection of Property; Books and Records, Discussions. Permit Agent and each Lender, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon the request of Agent or such Lender, to examine the books, accounts, records, ledgers and assets and properties of Borrower and each Subsidiary; (b) from time to time, during normal business hours, upon the request of the Agent, to conduct full or partial collateral audits of the Accounts and Inventory of Borrower and the Subsidiaries and appraisals of all or a portion of the fixed assets (including real property) of Borrower and the Subsidiaries, such audits and appraisals to be completed by an appraiser as may be selected by Agent and consented to by Borrower (such consent not to be unreasonably withheld), with all reasonable costs and expenses of such audits to be reimbursed by Borrower, provided, however, that so long as no Event of Default or Default exists, Borrower shall not be required to reimburse Agent for more than one inventory appraisal every other Fiscal Year and more than two collateral audits per Fiscal Year; provided further, after successful completion of the Intcomex IPO, Borrower shall not be required to reimburse Agent for more than one collateral audit per Fiscal Year; (c) during normal business hours and at their own risk, to enter onto the real property owned or leased by Borrower or any Subsidiary to conduct inspections, investigations or other reviews of such real property; and (d) at reasonable times during normal business hours and at reasonable intervals, to visit all offices of Borrower or any Subsidiary, discuss Borrower’s or any Subsidiaries’ financial matters with its officers, as applicable, and, by this provision, Borrower authorizes, and will cause each of their respective Subsidiaries to authorize, its independent certified or chartered public accountants to discuss the finances and affairs of Borrower or any Subsidiary and examine any of such Person’s books, reports or records held by such accountants.”

(c) Section 7.9(c) of the Agreement is amended to read as follows:

“(c) Maintain as of the end of each fiscal quarter of Intcomex, commencing with the fiscal quarter ending June 30, 2010, Consolidated Net Income for Intcomex and its Subsidiaries for the Applicable Measuring Period of not less than the amount set forth below opposite the applicable fiscal quarter:

Fiscal Quarters Ending:	Amount
June 30, 2010, September 30, 2010, December 31, 2010	$0
March 31, 2011	$0
June 30, 2011, September 30, 2011, December 31, 2011	$0
March 31, 2012	$0
June 30, 2012 and each fiscal quarter ending thereafter	$0”

10. Each of the undersigned Lenders hereby acknowledges and agrees that, as of the Second Amendment Effective Date, after giving effect to the $10,000,000 Revolving Credit Optional Increase, the Percentages and allocations of each Lender under the Revolving Credit shall be as set forth in the attached revised Schedule 1.1.

11. This Second Amendment shall become effective (according to the terms hereof) on the date (the “Second Amendment Effective Date”) that the following conditions have been fully satisfied by Borrower:

a.	Agent shall have received via facsimile (followed by the prompt delivery of original signatures) counterpart originals of this Second Amendment and the other loan documents listed on the closing agenda annexed hereto, in each case duly executed and delivered by the parties thereto; and

b.	Borrower shall have paid to the Agent, for distribution to each Lender that approved and executed this Second Amendment (“Approving Lender”), a nonrefundable amendment fee in an amount equal to fifty (50) basis points on such Approving Lender’s Percentage of the $10,000,000 Revolving Credit Optional Increase, and to the Agent all fees and other amounts, if any, that are due and owing to the Agent as of the Second Amendment Effective Date.

12. Borrower hereby represents and warrants that, after giving effect to the amendments to the Agreement contained herein, (a) the execution and delivery of this Second Amendment are Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of its organizational documents, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this Second Amendment, of any governmental body, agency or authority, and this Second Amendment and the Agreement (as amended herein) will constitute the valid and binding obligations of Borrower, enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the representations and warranties set forth in Sections 6.1 through 6.25 inclusive, of the Agreement are true and correct in all material respects on and as of the date hereof (other than any representation or warranty that expressly speaks only as of a certain date), and (c) as of the Second Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing.

13. Borrower and Lenders each hereby ratify and confirm their respective obligations under the Agreement, as amended by this Second Amendment and agree that the Agreement hereby remains in full force and effect after giving effect to this Second Amendment and that, upon such effectiveness, all references in such Loan Documents to the “Credit Agreement” shall be references to the Agreement as amended by this Second Amendment.

14. Except as specifically set forth above, this Second Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Agreement or any of the Notes issued thereunder, or to constitute a waiver by the Lenders or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

15. Unless otherwise defined to the contrary herein, all capitalized terms used in this Second Amendment shall have the meaning set forth in the Agreement.

16. This Second Amendment may be executed in counterpart in accordance with Section 13.9 of the Agreement.

17. This Second Amendment shall be construed in accordance with and governed by the laws of the State of Michigan, without giving effect to principles of conflict of laws.

18. As a condition of the above amendments and waiver, Borrower waives, discharges, and forever releases Agent, Lenders and their respective employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions that Borrower has or may have had at any time up through, and including, the date of this Second Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions are known to Borrower or whether any such claims, causes of action, allegations or assertions arose as a result of Agent's or such Lender's actions or omissions in connection with the Agreement, including any amendments, or modifications thereto, or otherwise.

19. This Amendment may be signed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

20. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given such terms in the Agreement.

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WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK,		SOFTWARE BROKERS OF AMERICA, INC.
as Administrative Agent

By:	/s/ Justin Milligan	By:	/s/ Michael Shalom
Its:	Asst Vice President	Its:	Vice President

COMERICA BANK,
as a Lender, as Issuing Lender and as Swing Line Lender

By:	/s/ Justin Milligan
Its:	Asst Vice President

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Acknowledged by the undersigned Guarantors:

INTCOMEX, INC.

By:	/s/ Michael Shalom
Its:	President

NEXXT SOLUTIONS LLC

By:	/s/ Naftali Mizrachi
Its:	Manager

FORZA POWER TECHNOLOGIES LLC

By:	/s/ Naftali Mizrachi
Its:	Manager

KLIP XTREME LLC

By:	/s/ Naftali Mizrachi
Its:	Manager

Schedule 1.1

Percentages and Allocations

Revolving Credit Facility

LENDERS	REVOLVING CREDIT PERCENTAGE	REVOLVING CREDIT ALLOCATIONS
Comerica Bank	100%	$30,000,000
TOTALS	100%	$30,000,000